UNITED STATES PATENT AND TRADEMARK OFFICE APPLICA TTON NO. ISSUE DATE 19/023,048 08-Jul-2025 EGRANT NOTIFICATION UNffW STATES DEfARTMENT OF COMMERCE Ualted States Patent and Trademark Office Addres$:COMMISSIONER FOR PATENTS P.O. Box 1450 AJCXIDdria, Virpnia 2231>14-S0 www.u,pto.gov PATENT NO. 12351653 Your electronic patent grant (eGrant) is now available, which can be accessed via Patent Center at https:// patentcenter.uspto.gov The electronic patent grant is the official patent grant under 35 U.S.C. 153. For more information, please visit https://www.uspto.gov/electronicgrants page 1 of 1 Exhibit 99.2 of ,,th,�� f?Jamzt-and ET� tjfbk � (Ml,� r a)atznrfr a ?WW and t4ffd �- � tia amitk� f ,,th,�a?<&uu:kd. � � flaw.� ban cur� and ?rfu ban �/,fa/., a, )atznrun ,,th, � Jfd/ bt, � ada ,,th, ta?t,t,. grants to the person(s) having title to this patent the right to exclude others from making, using, offering for sale, or selling the invention throughout the United States of America or importing the invention into the United States of America, and if the invention is a process, of the right to exclude others from using, offering for sale or selling throughout the United States of America, products made by that process, for the term set forth in 35 u.s.c. r54(a)(2) or (c)(1), subject to the payment of maintenance fees as provided by 35 u.s.c. 41(b). See the Maintenance Fee Notice on the inside of the cover. ACTING DIRECTOR OF THE UNITED STATES PATENT AND TRADEMARK OFFICE

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